Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to use in this Registration Statement on Form F-1 of our report dated September, 27 2010, relating to the consolidated financial statements of AgFeed Animal Nutrition Holdings, Inc. & Subsidiaries (the “Company”) as of December 31, 2008 & 2009 and for each of the years in the three year period ended December 31, 2009 which appear in such registration statement. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ Goldman Kurland Mohidin LLP
Goldman Kurland Mohidin LLP
Encino, California
October 8, 2010